Exhibit 99.1

TFF TECHNOLOGY FLAVORS & FRAGRANCES, INC.

10 Edison Street East, Amityville, New York 11701-2814

At TFF Contact

JOSEPH A. GEMMO, VP/CFO

(631) 842-7600, Ext. 301

E-MAIL: gemmo@tffi.com

Website:  www.tffi.com

NEWS RELEASE

TECHNOLOGY FLAVORS & FRAGRANCES, INC.

DIRECTORS AUTHORIZE REPURCHASE OF UP TO 500,000 SHARES

Amityville, NY November 5, 2002 - Technology Flavors & Fragrances, Inc. (AMEX:TFF, TSE:TFF) announced today that its Board of Directors has authorized the repurchase of up to 500,000 shares of TFF’s Common Stock.  The authorization includes open market purchases, block transactions and privately negotiated purchases.  Repurchases will be at such prices and at such times as management of the Company approves.

Commenting on the repurchase, Mr. Philip Rosner, TFF’s Chairman and Chief Executive Officer, said, “We believe that the Company’s stock, at its current valuation, represents an attractive investment opportunity at this time.  This action by the Board of Directors reflects its confidence in TFF’s business, management and future prospects.”

Founded in 1989, TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products.  TFF has a proprietary library of more than 36,000 flavor and fragrance product formulations that are used to develop customized products.

TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies.  TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile.  TFF is publicly traded on the AMEX and Toronto Stock Exchange under the symbol “TFF.”

Certain statements made herein, including without limitation, statements containing the words “believes,” “anticipates,” “may,” “intends,” “expects,” and words of similar import constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations.  Such factors include the following: i) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; ii) economic, business, and competitive conditions in the industry and technological innovations which could affect the company’s business; and iii) the company’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company.  Certain of these factors are discussed in more detail in the company’s Annual Report on Form 10-KSB for the year ended December 31, 2001.  Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.